LifeVantage Announces Financial Results for the
Second Quarter of Fiscal 2023

Salt Lake City, UT, February 2, 2023, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its second fiscal quarter ended December 31, 2022.
Second Quarter Fiscal 2023 Summary*:
•Revenue of $53.7 million, an increase of 2.8% from the prior year period. Excluding the negative impact of foreign currency fluctuations, second quarter revenue was up approximately 7.4%;
•Revenue in the Americas increased 14.4% including a 15.4% increase in the United States. Revenue in Asia/Pacific & Europe decreased 20.2% and was down approximately 7.0% excluding the negative impact of foreign currency fluctuations;
•Total active accounts declined 8.6% from the prior year period to 149,000, reflecting a decline of 7.1% in the Americas and a 12.0% decline in Asia/Pacific & Europe;
•Net loss per diluted share were $0.08, versus net income of $0.01 per diluted share a year ago;
•Adjusted loss per diluted share were $0.07, versus adjusted earnings per diluted share of $0.05 a year ago;
•Adjusted EBITDA of $0.8 million, compared to $1.9 million a year ago; and
•Strong balance sheet with $17.4 million of cash and no debt.
* All comparisons are on a year over year basis and compare the second quarter of fiscal 2023 to the second quarter of fiscal 2022, unless otherwise noted.
“We reached a positive inflection point in the second quarter, delivering year-over-year revenue growth of 7.4% on a constant currency basis including a 15.4% increase in the U.S.,” said Steve Fife, President and Chief Executive Officer of LifeVantage. “Our latest results reflect strong execution against our key priorities along with the continuation of robust sales from our innovative Liquid Collagen product that launched in June. LV360, the strategic transformation we recently announced, will help us build on this momentum by strengthening the alignment between Consultants and Customers with a new compensation plan and customer loyalty program that will go live on March 1st. Coupled with our strong innovation pipeline, including three new products launching concurrently, along with our expanding international distribution across core products and markets, our LV360 strategy solidifies our leadership as an Activation company and positions us for growth and improved profitability.”
Second Quarter Fiscal 2023 Results
For the second quarter of fiscal 2023, the Company reported revenue of $53.7 million, a 2.8% increase over the second quarter of fiscal 2022. Excluding the negative impact of foreign currency fluctuations, second quarter revenue was up 7.4%. Revenue in the Americas region for the second quarter of fiscal 2023 increased 14.4%, including a 15.4% increase in the United States. Revenue in the Asia/Pacific & Europe region decreased 20.2% and was negatively impacted by foreign currency fluctuations. On a constant currency basis, revenue in Asia/Pacific & Europe decreased approximately 7.0% for the three months ended December 31, 2022.
Gross profit for the second quarter of fiscal 2023 was $41.9 million, or 78.1% of revenue, compared to $42.5 million, or 81.5% of revenue, for the same period in fiscal 2022. The decline in gross profit margin was primarily driven by increased shipping expenses as well as shifts in geographic and product sales mix during the quarter.

Commissions and incentives expense for the second quarter of fiscal 2023 was $23.6 million, or 43.9% of revenue, compared to $25.4 million, or 48.8% of revenue, for the same period in fiscal 2022. The decrease in commissions and incentives expense as a percentage of revenue was due to price increases during the quarter as well as impacts related to the timing and magnitude of promotional and incentive programs.
Selling, general and administrative (SG&A) expense for the second quarter of fiscal 2023 was $19.6 million, or 36.5% of revenue, compared to $17.4 million, or 33.4% of revenue, for the same period in fiscal 2022. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the second quarter of fiscal 2023 were $19.4 million, or 36.1% of revenue, compared to adjusted non-GAAP SG&A expenses for the second quarter of fiscal 2022 of $16.7 million, or 32.0% of revenue. The increase in adjusted non-GAAP SG&A expense was primarily attributable to increased event and travel expenses, higher employee compensation related expenses, and increases in outside professional services related to upcoming initiatives launching in the second half of fiscal 2023 partially offset by decreases in legal, accounting, and tax services.
Operating loss for the second quarter of fiscal 2023 was $1.2 million compared to $0.4 million for the second quarter of fiscal 2022. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating loss for the second quarter of fiscal 2023 was $0.9 million compared to adjusted non-GAAP operating income of $0.3 million for the second quarter of fiscal 2022.
Net loss for the second quarter of fiscal 2023 was $1.1 million, or $0.08 per diluted share, which compares to net income of $0.1 million, or $0.01 per diluted share for the second quarter of fiscal 2022. Accounting for non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net loss for the second quarter of fiscal 2023 was $0.8 million, or $0.07 per diluted share, compared to adjusted non-GAAP income of $0.6 million, or $0.05 per diluted share for the second quarter of fiscal 2022.
Adjusted EBITDA was $0.8 million for the second quarter of fiscal 2023, versus $1.9 million for the comparable period in fiscal 2022.
Balance Sheet & Liquidity
The Company used $0.4 million of cash from operations during the first six months of fiscal 2023 compared to generating $4.5 million in the same period in fiscal 2022. Cash and cash equivalents at December 31, 2022 were $17.4 million, compared to $20.2 million at June 30, 2022, and there was no debt outstanding.
Dividend Announcement
Today the Company announced the declaration of a cash dividend of $0.03 per common share. The dividend will be paid on March 15, 2023 to all stockholders of record at the close of business on March 1, 2023.
Fiscal Year 2023 Guidance
The Company expects to generate revenue in the range of $202 million to $212 million in fiscal year 2023 and adjusted EBITDA of $11 million to $13 million, with adjusted earnings per share in the range of $0.22 to $0.28, which assumes a full year tax rate of approximately 31%. This guidance reflects the current trends in the business. The Company's guidance for adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share excludes any non-operating or non-recurring expenses that may materialize during fiscal 2023. The Company is not providing guidance for GAAP earnings per diluted share for fiscal 2023 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.
Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, February 9, 2023, by dialing (844) 512-2921 from the U.S. and entering confirmation code 13735667, or (412) 317-6671 from international locations, and entering confirmation code 13735667.

There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events-and-presentations or directly at https://viavid.webcasts.com/starthere.jsp?ei=1594115&tp_key=921deb41f0.The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in nutrigenomics, the study of how nutrition and naturally occurring compounds affect human genes to support good health. The Company engages in the identification, research, development, formulation and sale of advanced nutrigenomic activators, dietary supplements, nootropics, pre- and pro-biotics, weight management, skin and hair care, bath & body, and targeted relief products. The Company’s line of scientifically-validated dietary supplements includes its flagship Protandim® family of products, LifeVantage® Omega+™, ProBio™, IC Bright®, and Daily Wellness™ dietary supplements, the TrueScience® line of skin, hair, bath & body, and targeted relief products. The Company also markets and sells Petandim®, its companion pet supplement formulated to combat oxidative stress in dogs, Axio® its nootropic energy drink mixes, and PhysIQ™, its smart weight management system. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.
Cautionary Note Regarding Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The declaration and/or payment of a dividend during any quarter provides no assurance as to future dividends, and the timing and amount of future dividends, if any, could vary significantly in comparison both to past dividends and to current expectations. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, the impact of COVID-19 on our business, expected financial performance, and expected dividend payments in future quarters. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present reconciliations of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share, which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.
Investor Relations Contacts:
Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share data)	December 31, 2022	June 30, 2022
ASSETS
Current assets
Cash and cash equivalents	$17,370	$20,190
Accounts receivable	2,407	3,338
Income tax receivable	891	1,752
Inventory, net	20,435	16,472
Prepaid expenses and other	3,254	5,205
Total current assets	44,357	46,957

Property and equipment, net	9,315	9,500
Right-of-use assets	9,744	11,040
Intangible assets, net	521	587
Deferred income tax asset	2,519	1,289
Other long-term assets	1,376	1,333
TOTAL ASSETS	$67,832	$70,706

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,228	$7,462
Commissions payable	6,691	7,285
Income tax payable	—	453
Lease liabilities	2,010	2,601
Other accrued expenses	6,405	7,927
Total current liabilities	23,334	25,728

Long-term lease liabilities	12,282	13,154
Other long-term liabilities	321	308
Total liabilities	35,937	39,190
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 12,707 and 12,493 issued and outstanding as of December 31, 2022 and June 30, 2022, respectively	1	1
Additional paid-in capital	132,530	131,075
Accumulated deficit	(99,643)	(98,437)
Accumulated other comprehensive loss	(993)	(1,123)
Total stockholders’ equity	31,895	31,516
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$67,832	$70,706

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands, except per share data)	2022	2021	2022	2021
Revenue, net	$53,662	$52,189	$105,436	$105,414
Cost of sales	11,758	9,677	21,700	19,108
Gross profit	41,904	42,512	83,736	86,306

Operating expenses:
Commissions and incentives	23,556	25,449	47,369	49,555
Selling, general and administrative	19,580	17,421	36,310	32,497
Total operating expenses	43,136	42,870	83,679	82,052
Operating (loss) income	(1,232)	(358)	57	4,254

Other income (expense):
Interest income (expense), net	32	(1)	32	(4)
Other income (expense), net	125	(139)	(312)	(316)
Total other income (expense)	157	(140)	(280)	(320)
(Loss) income before income taxes	(1,075)	(498)	(223)	3,934
Income tax benefit (expense)	17	577	(225)	(539)
Net (loss) income	$(1,058)	$79	$(448)	$3,395
Net (loss) income per share:
Basic	$(0.08)	$0.01	$(0.04)	$0.26
Diluted	$(0.08)	$0.01	$(0.04)	$0.25
Weighted-average shares outstanding:
Basic	12,543	13,195	12,500	13,294
Diluted	12,543	13,285	12,500	13,359

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

Revenue by Region
(Unaudited)

	Three Months Ended December 31,				Six Months Ended December 31,
(In thousands)	2022		2021		2022		2021
Americas	$39,705	74%	$34,708	67%	$76,074	72%	$71,157	68%
Asia/Pacific & Europe	13,957	26%	17,481	33%	29,362	28%	34,257	32%
Total	$53,662	100%	$52,189	100%	$105,436	100%	$105,414	100%

Active Accounts
(Unaudited)

	As of December 31,
	2022		2021		Change from Prior Year	Percent Change
Active Independent Distributors (1)
Americas	36,000	60%	38,000	61%	(2,000)	(5.3)%
Asia/Pacific & Europe	24,000	40%	24,000	39%	—	—%
Total Active Independent Distributors	60,000	100%	62,000	100%	(2,000)	(3.2)%

Active Customers (2)
Americas	69,000	78%	75,000	74%	(6,000)	(8.0)%
Asia/Pacific & Europe	20,000	22%	26,000	26%	(6,000)	(23.1)%
Total Active Customers	89,000	100%	101,000	100%	(12,000)	(11.9)%

Active Accounts (3)
Americas	105,000	70%	113,000	69%	(8,000)	(7.1)%
Asia/Pacific & Europe	44,000	30%	50,000	31%	(6,000)	(12.0)%
Total Active Accounts	149,000	100%	163,000	100%	(14,000)	(8.6)%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Accounts is the sum of Active Independent Distributor accounts and Active Customer accounts.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2022	2021	2022	2021
GAAP Net (loss) income	$(1,058)	$79	$(448)	$3,395
Interest (income) expense	(32)	1	(32)	4
Provision for income taxes	(17)	(577)	225	539
Depreciation and amortization(1)	968	811	1,809	1,605
Non-GAAP EBITDA:	(139)	314	1,554	5,543
Adjustments:
Stock compensation expense	824	755	1,425	1,400
Other expense, net	(125)	139	312	316
Other adjustments(2)	234	695	322	447
Total adjustments	933	1,589	2,059	2,163
Non-GAAP Adjusted EBITDA	$794	$1,903	$3,613	$7,706

(1) Includes $116,000 of accelerated depreciation related to a change in lease term for the three and six months ended December 31, 2022.

(2) Other adjustments breakout:
Class-action lawsuit expenses, net of recoveries	(84)	198	$4	$(50)
Executive team litigation and severance expenses, net	—	466	—	466
Executive team recruiting and transition expenses	—	31	—	31
Lease abandonment	318	—	318	—
Total adjustments	$234	$695	$322	$447

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2022	2021	2022	2021
GAAP Net (loss) income	$(1,058)	$79	$(448)	$3,395
Adjustments:
Class-action lawsuit expenses, net of recoveries	(84)	198	4	(50)
Executive team litigation and severance expenses	—	466	—	466
Executive team recruiting and transition expenses	—	31	—	31
Accelerated depreciation related to change in lease term	116	—	116	—
Lease abandonment(1)	318	—	318	—
Tax impact of adjustments(2)	(115)	(151)	(117)	(88)
Total adjustments, net of tax	235	544	321	359
Non-GAAP Net (loss) income:	$(823)	$623	$(127)	$3,754

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
Diluted earnings per share, as reported	$(0.08)	$0.01	$(0.04)	$0.25
Total adjustments, net of tax	0.02	0.04	0.03	0.03
Non-GAAP adjusted diluted earnings per share(3)	$(0.07)	$0.05	$(0.01)	$0.28

(1) Includes remaining lease payments and other termination costs associated with lease abandonments
(2) Tax impact is based on the estimated annual tax rate for the years ended June 30, 2023 and 2022, respectively
(3) May not add due to rounding.